Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Willbros Announces Addition to the Board of Directors

HOUSTON, TX, FEBRUARY 08, 2017 — Willbros Group, Inc. (NYSE: WG) announced today that it is appointing W. Gary Gates, a 40-year veteran of the electrical power industry, to its Board of Directors to serve the remaining term of departing director Edward J. DiPaolo.

Mr. DiPaolo, who notified the company in November 2016 that he did not intend to seek another term, has elected to step down immediately in conjunction with this appointment. Mr. Gates will stand for re-election at the company’s annual meeting in June 2017 and will serve on the board’s Nominating and Governance and Audit Committees.

Mr. Gates retired in 2015 as president and CEO of the Omaha Public Power District, a public utility engaged in the generation, transmission and distribution of electric power. During his career, Mr. Gates has had extensive experience with energy construction projects. He has served on numerous utility trade associations. He currently serves on the Board of Directors of Mutual of Omaha as its Lead Outside Director.

Miller Williams, Chairman of the Willbros board, commented, “We thank Jed for his service on the Willbros board and appreciate his willingness to assist with this transition. Our search for a new director focused on candidates who had experience in the utility industry, corporate governance, and construction operations. We are pleased that Gary brings all of these strengths to the Willbros board.”

About Willbros

Willbros is a specialty energy infrastructure contractor serving the oil and gas and power industries with offerings that primarily include construction, maintenance and facilities development services. For more information on Willbros, please visit our web site at www.willbros.com.

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A Good Job On Time	CONTACT: Stephen W. Breitigam VP Investor Relations Willbros 713-403-8172